EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT is entered into effective as of this 9th day of August, 2002, by and among Richard R. Hieb (the "EXECUTIVE"), PremierWest Bancorp, an Oregon corporation, and PremierWest Bank, an Oregon-chartered bank and wholly owned subsidiary of PremierWest Bancorp. PremierWest Bancorp and PremierWest Bank are hereinafter sometimes referred to together or individually as "PREMIERWEST."

         WHEREAS, the Executive is the Executive Vice President and Chief Operating Officer of PremierWest, possessing unique skills, knowledge, and experience relating to PremierWest's business, and the Executive has made and is expected to continue to make major contributions to the profitability, growth and financial strength of PremierWest and affiliates,

         WHEREAS, PremierWest recognizes that, as is the case for most companies, the possibility of a Change in Control (as defined herein) exists,

         WHEREAS, PremierWest desires to assure itself of the continuity of management and desires to establish minimum severance benefits for certain of its officers and other key employees, including the Executive, if a Change in Control occurs,

         WHEREAS, PremierWest wishes to ensure that officers and other key employees are not practically disabled from discharging their duties if a proposed or actual transaction involving a Change in Control arises,

         WHEREAS, PremierWest desires to provide additional inducement for the Executive to remain in the employ of PremierWest as Executive Vice President and Chief Operating Officer,

         WHEREAS, PremierWest and the Executive desire to set forth in this Employment Agreement the terms and conditions of the Executive's employment,

         WHEREAS, the Executive and PremierWest Bank are parties to an employment agreement dated April 2, 1998, but the Executive and PremierWest intend that this Employment Agreement supersede and replace all provisions of the previous employment agreement other than the provisions governing the terms and conditions of stock options granted to the Executive, and

         WHEREAS, none of the conditions or events included in the definition of the term "golden parachute payment" that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(l)(ii)] exists or, to the best knowledge of PremierWest, is contemplated insofar as PremierWest or any affiliates are concerned.

         NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                                   ARTICLE 1.
                                   EMPLOYMENT

         1.1 EMPLOYMENT. PremierWest Bancorp and PremierWest Bank hereby employ the Executive to serve as Executive Vice President and Chief Operating Officer according to the terms and conditions of this Employment Agreement and for the period stated in Article 3. The Executive hereby accepts employment according to the terms and conditions of this Employment Agreement and for the period stated in Article 3.

         1.2 SERVICE ON THE BOARD OF DIRECTORS(a) . (a) Board of Directors of PremierWest Bancorp. The Executive is currently serving as a director of PremierWest Bancorp. PremierWest Bancorp shall nominate the
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Executive for election as a director at such times as necessary so that the
Executive will, if elected by stockholders, remain a director of PremierWest Bancorp throughout the term of this Employment Agreement. The Executive hereby consents to serve as a director of PremierWest Bancorp, and the Executive hereby consents to being named as a director of PremierWest Bancorp in documents filed by PremierWest Bancorp with the Securities and Exchange Commission. The Executive shall be deemed to have resigned as a director of PremierWest Bancorp effective immediately after termination of the Executive's employment under
Article 5 of this Employment Agreement, regardless of whether the Executive submits a formal, written resignation as director.

         (b) Board of Directors of PremierWest Bank. The Executive is currently serving as a director of PremierWest Bank. The board of directors of PremierWest Bancorp and the board of directors of PremierWest Bank shall undertake every lawful effort to ensure that the Executive continues throughout the term of his employment to be elected or reelected as a director of PremierWest Bank. The Executive shall be deemed to have resigned as a director of PremierWest Bank effective immediately after termination of the Executive's employment under
Article 5 of this Employment Agreement, regardless of whether the Executive submits a formal, written resignation as director.

                                   ARTICLE 2.
                                     DUTIES

         As Executive Vice President and Chief Operating Officer of PremierWest Bancorp, the Executive shall serve under the direction of PremierWest Bancorp's President and Chief Executive Officer and in accordance with PremierWest Bancorp's Articles of Incorporation and Bylaws, as each may be amended or restated from time to time. As Executive Vice President and Chief Operating Officer of PremierWest Bank, the Executive shall serve under the direction of PremierWest Bank's President and Chief Executive Officer and in accordance with PremierWest Bank's Articles of Incorporation and Bylaws, as each may be amended or restated from time to time. He shall serve PremierWest faithfully, diligently, competently, and to the best of his ability, and he shall exclusively devote his full time, energy, and attention to the business of PremierWest and to the promotion of PremierWest's interests throughout the term of this Employment Agreement. Without the written consent of PremierWest Bancorp's board of directors, the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this Article 2 shall prevent the Executive from managing his personal investments and affairs, provided that doing so does not interfere with the proper performance of his duties and responsibilities as Executive Vice President and Chief Operating Officer.

                                   ARTICLE 3.
                               TERM OF EMPLOYMENT

         The initial term of this Employment Agreement shall be for a period of two years, commencing August 9, 2002. On the first anniversary of the August 9, 2002 effective date of this Employment Agreement and on each anniversary thereafter, this Employment Agreement shall be extended automatically for one additional year unless PremierWest's board of directors determines that the term shall not be extended.

         If the board of directors determines not to extend the term, it shall promptly notify the Executive in writing. If the board decides not to extend the term of this Employment Agreement, this Employment Agreement shall nevertheless remain in force until its term expires. The board's decision not to extend the term of this Employment Agreement shall not - by itself- give the Executive any rights under this Employment Agreement to claim an adverse change in his position, compensation, or circumstances or otherwise to claim entitlement to severance or termination benefits under Articles 6 or 7 of this Employment Agreement. References herein to the term of this Employment Agreement shall refer to the initial term, as the same may be extended. Unless sooner terminated, the Executive's employment shall terminate when he reaches age 65.




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                                   ARTICLE 4.
                         COMPENSATION AND OTHER BENEFITS

         4.1 BASE SALARY. In consideration of the Executive's performance of his obligations under this Employment Agreement, PremierWest Bancorp shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $133,900, payable in semi-monthly installments. The Executive's salary shall be subject to annual review by the Compensation Committee of PremierWest's board of directors or by such other board committee as has jurisdiction over executive compensation. Taking into account the committee's recommendation, the board of directors may adjust the Executive's salary, but the salary shall not be reduced. The Executive's salary, as the same may be adjusted from time to time as a result of annual review by the committee and board action, is referred to in this Employment Agreement as the "BASE SALARY."

         4.2 BENEFIT PLANS AND PERQUISITES. The Executive shall be entitled throughout the term of this Employment Agreement to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation plans providing pension, medical, dental, disability, and group life benefits, and 401(k) retirement plans, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for any such plans or benefits. Without limiting the generality of the foregoing -

         (a) Participation in Stock Plans.(1) (1) The Executive shall be eligible to participate in PremierWest Bancorp's stock option plans and other stock-based compensation, incentive, bonus, or purchase plans existing on the date of this Employment Agreement or adopted during the term of this Employment Agreement for the benefit of officers or employees.

                  (2) The stock options granted to the Executive under the April 2, 1998 agreement entered into by the Executive and PremierWest Bank as successor to Bank of Southern Oregon are not affected in any way by this Employment Agreement, and the Executive may continue to hold and exercise and exercise all rights of ownership in any such stock options according to their terms. However, PremierWest and the Executive acknowledge and agree that PremierWest and the Executive are prevented from treating the entirety of the stock options granted under the April 2, 1998 "Agreement" as incentive stock options because of Internal Revenue Code of 1986 and Internal Revenue Service rules concerning incentive stock options, including a $100,000 limit on the aggregate fair market value of stock with respect to which incentive stock options become exercisable for the first time in any calendar year. PremierWest and the Executive acknowledge and agree that the portion of the stock option grant exceeding Internal Revenue Service limits for incentive stock options shall be treated as nonqualified stock options under the Internal Revenue Code, even though the original intention in 1998 when the stock option was granted might have been that the entire stock option grant would be a qualified incentive stock option grant.

         (b) Disability Policy. PremierWest shall maintain or cause to be maintained the disability policy currently in force for the Executive (policy number 8-1377694, effective November 12, 2001, Illinois Mutual Insurance Company) or a replacement disability policy providing equal or greater disability benefits.

         (c) Automobile. PremierWest will purchase a vehicle for use by the Executive during the term of his employment. The vehicle will have a maximum cost determined by the Chairman of the Board or a Vice Chairman of the Board. PremierWest will pay all expenses associated with the maintenance, repair, and operation of the vehicle, including insurance coverage. The Executive shall maintain records of his use of the vehicle with sufficient detail to allow PremierWest to determine the Executive's personal versus business use of the vehicle. The Executive's year end W-2 will include the value of the personal use of the vehicle as required by IRS regulations. Because the value of the Executive's personal use of the vehicle will be treated as taxable income to him, PremierWest shall annually make a cash payment to the Executive in an amount sufficient to offset fully all taxes payable by the Executive that are attributable to his personal use of the vehicle, and the cash payment shall be grossed up to compensate the Executive for taxes payable on the cash payment itself. Upon the Executive's termination for reasons other than Cause, PremierWest shall transfer all right, title, and interest in and to the vehicle to the Executive.



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         (d) Reimbursement of Business Expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses incurred in performing his obligations under this Employment Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of PremierWest, provided such expenses are incurred and accounted for in accordance with the policies and procedures established from time to time by PremierWest Bancorp or PremierWest Bank.

         (e) Club Dues. During the term of this Employment Agreement, PremierWest Bank shall pay the Executive's monthly dues at the Rogue Valley Country Club.

         4.3 OTHER FRINGE BENEFITS. The Executive shall be entitled to employee benefits offered to PremierWest Bank employees, including sick leave and personal time, according to the terms and conditions of PremierWest Bank's personnel policies. The terms and conditions of such benefits shall be as established from time to time by the board of directors of PremierWest Bank. The Executive shall be entitled to not less than four weeks of paid vacation per year according to the terms and conditions of PremierWest Bank's personnel policies. Anything in PremierWest Bank's personnel policies to the contrary notwithstanding however, up to two weeks of the Executive's four weeks of paid vacation may be carried over from one year to the next if unused by the end of the year, but the Executive shall not be entitled under any circumstance to payment for unused vacation.

                                   ARTICLE 5.
                            TERMINATION OF EMPLOYMENT

         5.1 TERMINATION BY PREMIERWEST(a) . (a) Death, Disability, or Retirement. The Executive's employment shall terminate automatically on the date of the Executive's death or on the date of the Executive's retirement. By delivery of 30 days' advance written notice to the Executive, PremierWest also may terminate the Executive's employment if the Executive is determined to be disabled, as defined in paragraph (e) below. If the Executive is terminated because of disability by either of PremierWest Bancorp or PremierWest Bank, he shall be deemed also to have been terminated because of disability by the other.

         (b) Termination Without Cause.With 90 days' advance written notice to the Executive, PremierWest may terminate the Executive's employment without Cause. If the Executive is terminated without Cause by either of PremierWest Bancorp or PremierWest Bank, he shall be deemed also to have been terminated without Cause by the other.

         (c) Termination with Cause. Effective on the date on which termination notice is given to the Executive and without the requirement of advance notice to the Executive, PremierWest may terminate the Executive's employment with Cause. If the Executive is terminated for Cause by either of PremierWest Bancorp or PremierWest Bank, he shall be deemed also to have been terminated for Cause by the other.

         The Executive shall not be deemed to have been terminated for Cause under this Employment Agreement unless and until there is delivered to the Executive a copy of a resolution duly adopted at a meeting of the board of directors called and held for such purpose, which resolution shall (1) contain findings that, in the good faith opinion of the board, the Executive has committed an act constituting Cause, and (2) specify the particulars thereof in detail. The resolution of the board of directors shall be deemed to have been duly adopted if and only if it is adopted by the affirmative vote of at least 75% of the directors of PremierWest Bancorp then in office or 75% of the directors of PremierWest Bank then in office. Notice of that meeting and the proposed termination for Cause shall be given to the Executive a reasonable amount of time before the board's meeting. The Executive and his counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the board at the meeting. Nothing in this Employment Agreement limits the Executive's or his beneficiaries' right to contest the validity or propriety of the board's determination of Cause.

         (d) Definition of Cause. For purposes of this Employment Agreement, "CAUSE" means any of the following -

                  (1) an intentional act of fraud, embezzlement, or theft by the Executive in the course of his employment with PremierWest Bancorp or PremierWest Bank. For purposes of this


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         Employment Agreement, no act or failure to act on the part of the
         Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive's part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of PremierWest,

                  (2) intentional wrongful damage by the Executive to the business or property of PremierWest Bancorp or PremierWest Bank, which in the sole judgment of PremierWest Bancorp or PremierWest Bank causes material harm to PremierWest Bancorp or PremierWest Bank,

                  (3) a breach by the Executive of this Employment Agreement that, in the sole judgment of PremierWest Bancorp or PremierWest Bank, is a material breach of this Agreement,

                  (4) gross negligence or insubordination by the Executive in the performance of his duties as an officer of PremierWest Bancorp or PremierWest Bank,

                  (5) a breach by the Executive of his fiduciary duties to PremierWest Bancorp and its stockholders or misconduct involving dishonesty, in either case whether in his capacity as an officer or as a director of PremierWest Bancorp or PremierWest Bank,

                  (6) conviction of the Executive for a felony or conviction of a misdemeanor involving moral turpitude,

                  (7) intentional violation of any law or significant policy of PremierWest Bancorp or PremierWest Bank committed in connection with the Executive's employment, which, in PremierWest Bancorp's or PremierWest Bank's sole judgment, has an adverse effect on PremierWest Bancorp or PremierWest Bank, or

                  (8) removal of the Executive from office or permanent prohibition of the Executive from participating in the conduct of PremierWest Bank's affairs by an order issued under section 8(e)(4) or
         (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or
         (g)(1).

         (e) Definition of Disability. For purposes of this Employment Agreement, the Executive shall be deemed to be "DISABLED" if an independent physician selected by PremierWest and reasonably acceptable to the Executive or his legal representative determines that, because of illness or accident, the Executive is unable to perform his duties and will be unable to perform his duties for a period of 90 consecutive days. The Executive shall not be deemed to be disabled, however, if he returns to work on a full-time basis within 30 days after PremierWest gives him notice of termination due to disability. PremierWest may require the Executive to submit to such physical or mental evaluations and tests as PremierWest's board of directors deems appropriate.

         5.2 TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment with 90 days' advance written notice to PremierWest Bancorp, whether with or without Good Reason. If the Executive terminates for Good Reason, the termination will take effect at the conclusion of the 90-day period unless the event or circumstance constituting Good Reason is cured by PremierWest or unless the notice of termination for Good Reason is revoked by the Executive within the 90-day period. For purposes of this Agreement, "GOOD REASON" means any of the following events occur -

         (a) Reduction in Base Salary: involuntary reduction of the Executive's Base Salary,

         (b) Reduced Participation in Bonus, Incentive, Compensation, and Other
Plans: involuntary reduction of the Executive's bonus, incentive, and other compensation award opportunities under PremierWest Bancorp's benefit plans and PremierWest Bank's benefit plans, unless in the case of either company a company-wide reduction of all officers' award opportunities occurs simultaneously,



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         (c) Participation in Benefit Plans: involuntary discontinuance of the
Executive's participation in any officer or employee benefit plan maintained by PremierWest Bancorp or by PremierWest Bank, unless the plan is discontinued by reason of law or loss of tax deductibility to PremierWest with respect to contributions to the plan, or is discontinued as a matter of PremierWest Bancorp policy or PremierWest Bank policy applied equally to all participants in the plan,

         (d) Reduction in Responsibilities or Status:

                  (1) assignment to the Executive of duties or responsibilities that are materially inconsistent with the Executive's position as PremierWest Bancorp's chief operating officer or that represent a reduction of his authority,

                  (2) any other action by PremierWest Bancorp or its successor or by PremierWest Bank that results in a material reduction or material adverse change in the Executive's position, authority, duties or responsibilities,

                  (3) failure to appoint or reappoint the Executive as Executive Vice President and Chief Operating Officer of PremierWest Bancorp,

                  (4) failure to nominate the Executive as a director of PremierWest Bancorp, or

                  (5) failure to elect or reelect the Executive or cause the Executive to be elected or reelected to the board of directors of PremierWest Bank in accordance with Section 1.2(b) of this Employment Agreement without the Executive's written consent,

         (e) Failure to Obtain Assumption Agreement: failure to obtain an assumption of PremierWest's obligations under this Employment Agreement by any successor to PremierWest Bancorp, regardless of whether such entity becomes a successor to PremierWest Bancorp as a result of a merger, consolidation, sale of assets, or other form of reorganization,

         (f) Termination without Compliance with this Employment Agreement: termination by PremierWest of Executive's employment effected in a manner that does not satisfy the requirements of this Employment Agreement,

         (g) Material Breach: a material breach of this Employment Agreement by PremierWest that is not corrected within a reasonable time, or

         (h) Relocation of the Executive: relocation of PremierWest Bancorp's principal executive offices, or requiring the Executive to change his principal work location, to any location that is more than 15 miles from the location of PremierWest Bancorp's principal executive offices on the date of this Employment Agreement.

         5.3 NOTICE. Any purported termination by PremierWest or by the Executive shall be communicated by written notice of termination to the other. The notice must state the specific termination provision of this Employment Agreement relied upon. The notice must also state the date on which termination shall become effective, which shall be a date not earlier than the date of the termination notice. If termination is for Cause or with Good Reason, the notice must state in reasonable detail the facts and circumstances forming the basis for termination of the Executive's employment.

                                   ARTICLE 6.
                   COMPENSATION AND BENEFITS AFTER TERMINATION

         6.1 DEATH OF THE EXECUTIVE. If the Executive's employment terminates because of his death, any bonus earned by the Executive or accrued by PremierWest for his benefit but not paid at the time of the Executive's death and any compensation earned but not paid at the time of death shall be paid to the Executive's estate. PremierWest Bancorp shall also provide or cause to be provided to the Executive or his estate such other benefits as


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may be available under PremierWest Bancorp's or PremierWest Bank's benefit plans and policies. The Executive's beneficiaries may also be entitled to death benefits under Section 6.6(a) of this Employment Agreement or benefits under the Salary Continuation Agreement referred to in Section 6.7 of this Employment Agreement.

         6.2 TERMINATION OF THE EXECUTIVE BY PREMIERWEST BECAUSE OF DISABILITY. If the Executive's employment terminates because of his disability, the Executive shall be entitled to receive the Base Salary earned through the date on which termination became effective, any unpaid bonus or incentive compensation due to the Executive for the calendar year preceding the calendar year in which the termination became effective, any payments the Executive is eligible to receive under any disability insurance program in which the Executive participates, and such other benefits as may be available to the Executive through PremierWest Bancorp's or PremierWest Bank's benefit plans and policies. The Executive may also be entitled to benefits under the Salary Continuation Agreement referred to in Section 6.7 of this Employment Agreement.

         6.3 TERMINATION OF THE EXECUTIVE BY PREMIERWEST WITH CAUSE. If the Executive's employment terminates with Cause, the Executive shall be entitled to receive the Base Salary earned through the date on which termination became effective. The Executive may also be entitled to benefits under the Salary Continuation Agreement referred to in Section 6.7 of this Employment Agreement and severance compensation under the circumstances described in Section 6.5(a), but not life insurance and medical benefits described in Section 6.6.

         6.4 TERMINATION BY THE EXECUTIVE WITHOUT GOOD REASON. If the Executive terminates employment with PremierWest other than for Good Reason before attaining age 65, the Executive shall be entitled to his Base Salary earned through the date on which his termination becomes effective. But if the Executive terminates employment without Good Reason during the 90-day period beginning on the date that is 12 months after a Change in Control, his severance compensation shall be governed by Article 7, not by this Section 6.4. The Executive may also be entitled to benefits under the Salary Continuation Agreement referred to in Section 6.7 of this Employment Agreement and severance compensation under the circumstances described in Section 6.5(a), but not death benefits and medical benefits described in Section 6.6.

         6.5 SEVERANCE COMPENSATION(a) . (a) Continuation of Salary if the Separation Agreement is Entered Into. Subject to Section 6.8 of this Employment Agreement, the Executive shall continue to receive his Base Salary for 24 months from the date of termination, but he shall not be entitled to continued participation in PremierWest's or subsidiary's 401(k) retirement plan(s) or any stock plans, -

                  (1) (a) if PremierWest terminates the Executive's employment without Cause or if the Executive terminates employment with Good Reason, and (b) at the Executive's election under Section 6.8(b) of this Employment Agreement, PremierWest and the Executive enter into a Separation Agreement in substantially the form attached to this Employment Agreement as Appendix A. If the Executive instead elects not to enter into the Separation Agreement, the Executive shall not be entitled to any severance compensation but instead shall be entitled solely to his Base Salary earned through the date on which his termination becomes effective, or

                  (2) (a) if PremierWest terminates the Executive's employment with Cause or if the Executive terminates employment without Good Reason, and (b) at PremierWest's election under Section 6.8(a), PremierWest and the Executive enter into a Separation Agreement in substantially the form attached to this Employment Agreement as Appendix A. If PremierWest instead elects not to enter into the Separation Agreement, in the case of termination of the Executive's employment by PremierWest with Cause or termination of the Executive's employment by the Executive without Good Reason the Executive shall not be entitled to any severance compensation. In either case, the Executive shall instead be entitled solely to his Base Salary earned through the date on which his termination becomes effective.

The parties hereto acknowledge and agree that the severance compensation that may be payable to the Executive under this Section 6.5(a) shall not be payable if compensation and benefits are payable or shall have been previously paid to the Executive under Section 7.1 of this Employment Agreement. That is, the parties intend that the Executive shall not be entitled to duplicative severance compensation under this section and under Section 7.1.

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         (b) Death and Medical Insurance and Supplemental Retirement Benefits.
If PremierWest terminates the Executive's employment without Cause or if the Executive terminates employment with Good Reason and severance compensation becomes payable under Section 6.5(a), the Executive shall also be entitled to the death benefits and medical benefits specified in Section 6.6 on the same basis those benefits would be due to the Executive if his employment had terminated at age 65. The Executive may also be entitled to benefits under the Salary Continuation Agreement referred to in Section 6.7 of this Employment Agreement.

         6.6 DEATH AND MEDICAL INSURANCE BENEFITS(a) .(a) Life Insurance. PremierWest shall pay or cause to be paid all premiums as and when due on an insurance policy on the Executive's life. PremierWest shall cause the policy or any replacement or substitute whole life policy on the Executive's life to be maintained throughout the term of this Employment Agreement and after termination of the Executive's employment. The Executive's beneficiaries shall be entitled to a death benefit of (1) $150,000 if the Executive dies while employed by PremierWest or (2) $150,000 if the Executive dies after his employment with PremierWest terminates. PremierWest and the Executive are negotiating and shall enter into an Executive Survivor Income Agreement to memorialize the terms of the agreement set forth in this Section 6.6(a). The parties hereto acknowledge and agree that the obligation stated in this Section 6.6(a) shall be satisfied according to the terms of the Executive Survivor Income Agreement, as the Executive Survivor Income Agreement may be amended in accordance with its terms. The pre- and post-retirement death benefit identified in this Section 6.6(a) and which is the subject of the Executive Survivor Income Agreement shall operate separately and independent from the Salary Continuation Agreement Addendum A Executive Survivor Income Agreement entered into in accordance with Section 6.7 of this Employment Agreement.

         Anything herein to the contrary notwithstanding however, the Executive's beneficiaries shall not be entitled to any death benefits and PremierWest shall not be required to maintain insurance on the Executive's life if (1) the Executive's employment terminated with Cause, (2) the Executive terminated employment without Good Reason before attaining age 65 (except as provided in Section 7.1(b)), or (3) the Executive's employment terminated because of disability, unless in any such case the Executive Survivor Income Agreement explicitly provides otherwise.

         (b) Retiree Health Care Coverage. The Executive shall be entitled to retiree health care coverage for himself and his spouse for 15 years after termination of the Executive's employment, as follows: (1) until the Executive attains age 65, the retiree health care coverage shall be substantially identical to the coverage maintained on the date of termination of the Executive's employment, and (2) after attaining age 65, PremierWest will pay or reimburse the Executive for the costs of Medicare Part B medical insurance coverage. Anything herein to the contrary notwithstanding however, the Executive shall not be entitled to retiree health care coverage if the Executive's employment terminated with Cause or if the Executive terminated employment without Good Reason before attaining age 65 (except as provided in Section 7.1(b)). If the Executive dies before age 65 or within 15 years after termination of employment, the Executive's spouse shall continue to receive retiree health care coverage on the same terms and conditions that the Executive would have; provided, however, such spousal coverage will expire no later than 15 years after termination of the Executive's employment.

         6.7 SUPPLEMENTAL RETIREMENT PLAN. PremierWest agrees to maintain a supplemental retirement plan for the Executive. The annual benefit shall continue for up to 15 years. The parties hereto acknowledge and agree that the obligation stated in this paragraph shall be satisfied according to the terms of a Salary Continuation Agreement by and between PremierWest Bank and the Executive dated as of the date of this Employment Agreement, as the Salary Continuation Agreement may be amended after the date hereof. Unless the Salary Continuation Agreement explicitly provides otherwise, whether benefits are properly payable to the Executive under the Salary Continuation Agreement shall be determined solely by reference to that agreement, and shall not depend on whether the Executive's termination is a termination without Cause, with Good Reason, without Good Reason, or termination because of death or disability or a termination before or after age 65 under this Employment Agreement.

         6.8 SEPARATION AGREEMENT(a) . (a) PremierWest's Election. At PremierWest's election if the Executive's employment is terminated by PremierWest with Cause or if the Executive's employment is terminated by the Executive without Good Reason, PremierWest and the Executive shall enter into a Separation Agreement in substantially the form attached hereto as Appendix A upon termination of the Executive's employment, which agreement shall set forth covenants and obligations on the Executive's part concerning competition with


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PremierWest, disclosure of confidential information, solicitation of customers and employees, and other matters. If PremierWest exercises this election, it shall pay to the Executive the severance compensation specified in Section 6.5(a) of this Employment Agreement, subject to (1) the Executive's execution of and compliance with the terms and conditions of the Separation Agreement and (2) expiration of the 21-day period for acceptance of the Separation Agreement and the seven-day period for revocation of acceptance of the Separation Agreement set forth in Section 8(b) of the Separation Agreement, without an effective revocation by the Executive. The "Restriction Period," as that term is defined in the Separation Agreement, shall be two years if PremierWest elects under this
Section 6.8(a) to enter into the Separation Agreement.

         (b) Executive's Election. At the Executive's election if the Executive's employment is terminated by PremierWest without Cause or if the Executive's employment is terminated by the Executive with Good Reason, PremierWest and the Executive shall enter into a Separation Agreement in substantially the form attached hereto as Appendix A upon termination of the Executive's employment. If the Executive exercises this election, PremierWest shall pay to the Executive the severance compensation specified in Section 6.5(a), subject to (1) the Executive's execution of and compliance with the terms and conditions of the Separation Agreement and (2) expiration of the 21-day period for acceptance of the Separation Agreement and the seven-day period for revocation of acceptance of the Separation Agreement set forth in
Section 8(b) of the Separation Agreement, without an effective revocation by the Executive. The "Restriction Period," as that term is defined in the Separation Agreement, shall be one year if the Executive elects under this Section 6.8(b) to enter into the Separation Agreement.

                                   ARTICLE 7.
                           CHANGE IN CONTROL BENEFITS

         7.1 CHANGE IN CONTROL TERMINATION BENEFITS(a) . (a) Termination of Executive Within One Year After a Change in Control. If a Change in Control occurs during the term of this Employment Agreement and if either of the following occurs, the Executive shall, subject to Section 6.8, be entitled to the lump sum payment specified in paragraph (c) below -

                  (1) Termination by PremierWest Bancorp or PremierWest Bank: within 12 months after a Change in Control the Executive's employment is involuntarily terminated without Cause and the Executive elects under Section 6.8(b) to enter into the Separation Agreement, or

                  (2) Termination by the Executive for Good Reason: within 12 months after a Change in Control the Executive terminates his employment with Good Reason (as defined in Section 5.2) and the Executive elects under Section 6.8(b) to enter into the Separation Agreement.

         If the Executive is removed from office or if his employment terminates after discussions with a third party regarding a Change in Control commence, and if those discussions ultimately conclude with a Change in Control, then for purposes of this Employment Agreement the removal of the Executive or termination of his employment shall be deemed to have occurred after the Change in Control.

         (b) Termination by the Executive During a 90-day Period 12 Months after a Change in Control. The Executive shall also be entitled to the lump sum payment specified in paragraph (c) below if (1) he terminates employment with or without Good Reason during the 90-day period beginning on the date that is 12 months after a Change in Control and (2) PremierWest elects under Section 6.8(a) to enter into the Separation Agreement.

         (c) Lump Sum Payment: Subject to Section 6.8 of this Employment Agreement, PremierWest Bancorp shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to two times the Executive's annual compensation. For this purpose, annual compensation means (1) the Executive's Base Salary at the time of the Change in Control or at the time Executive's employment terminates, whichever is greater, plus (2) any bonuses or incentive compensation earned for the calendar year ended immediately before the year in which termination of employment occurs or the year in which the Change in Control occurs, whichever is greater, in either case regardless of when the bonus(es) or incentive compensation earned for the preceding calendar year is paid and regardless of whether all or part of the bonus or incentive compensation is subject to elective deferral. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. The payment required under this paragraph (c) is payable no later than five business days after expiration of any period within which the Executive may revoke his acceptance under section 8 of the Separation Agreement referred to in Section 6.8 of this Employment Agreement, but no payment shall be required under this paragraph (c) if the Executive shall have properly revoked his acceptance.

         (d) Benefit Plans: In addition to life and medical insurance benefits under Section 6.6 of this Employment Agreement and any benefits to which the Executive may be entitled under the Salary Continuation Agreement referred to in
Section 6.7 of this Employment Agreement, if the Executive's employment is terminated by PremierWest without Cause within 12 months after a Change in Control or if the Executive terminates his employment with Good Reason within 12 months after a Change in Control, PremierWest shall (1) cause the Executive to become fully vested in any qualified and non-qualified plans, programs, or arrangements in which the Executive participated if the plan, program, or arrangement does not address the effect of a change in control, and (2) contribute or cause to be contributed to the Executive's 401(k) plan account the matching and profit-sharing contributions, if any, that would have been made had the Executive's employment not terminated before the end of the plan year.

         7.2 DEFINITION OF CHANGE IN CONTROL. For purposes of this Agreement, "CHANGE IN CONTROL" means any of the following events occur--

         (a) Merger. PremierWest Bancorp merges into or consolidates with another corporation, or merges another corporation into PremierWest Bancorp, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of PremierWest Bancorp's voting securities immediately before the merger or consolidation. For purposes of this Agreement, the term "person" means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity,

         (b) Acquisition of Significant Share Ownership. (1) a report on
Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of PremierWest Bancorp's voting securities, or (2) a person or persons acting in concert has or have become the beneficial owner of 10% or more of a class of PremierWest Bancorp's voting securities and the person or the person's or group's nominee becomes the Chairman of the Board of PremierWest Bancorp, but this paragraph (b) shall not apply to beneficial ownership of voting shares of PremierWest Bancorp held in a fiduciary capacity by an entity in which PremierWest Bancorp directly or indirectly beneficially owns 50% or more of the outstanding voting securities,

         (c) Change in Board Composition. during any period of two consecutive years, individuals who constitute PremierWest Bancorp's board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that -- for purposes of this paragraph
(c) -- each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period, or

         (d) Sale of Assets. PremierWest Bancorp sells to a third party all or substantially all of PremierWest Bancorp's assets. For this purpose, sale of all or substantially all of PremierWest Bancorp's assets includes sale of PremierWest Bank.

         7.3 NO MULTIPLE SEVERANCE PAYMENTS. If the Executive receives payment under Section 7.1(c) he shall not be entitled to any additional severance benefits under Section 6.5(a) of this Employment Agreement.

         7.4 POTENTIAL TRANSACTION BONUS. If a Change in Control occurs during the term of this Employment Agreement, the Executive may be entitled to a bonus under this Section 7.4. The bonus, if any, payable under this Section 7.4 is separate from and shall not be reduced by any severance compensation payable to the Executive under

Section 7.1. The bonus payable under this Section 7.4 is an amount in cash equal to 30% of the Executive's Base Salary at the time of the Change in Control, and the bonus shall be payable to the Executive at the time of the Change in Control. The bonus under this Section 7.4 shall be payable to the Executive if but only if the Change in Control provides that shareholders of PremierWest Bancorp receive as consideration for each share of PremierWest Bancorp common stock --

         (a) cash equal to or greater than 2.5 times the book value per share of PremierWest Bancorp common stock,

         (b) securities whose fair market value at the time of closing of the Change in Control equals or exceeds 2.5 times the book value per share of PremierWest Bancorp common stock, or

         (c) a combination of cash and securities whose value, calculated as provided in paragraphs (a) and (b) immediately above, equals or exceeds 2.5 times the book value per share of PremierWest Bancorp common stock.

         For purposes of this Section 7.4, book value shall be based on shareholders' equity and shares outstanding reflected in PremierWest Bancorp's consolidated balance sheet as of the end of the quarter preceding the date of announcement of the Change in Control.

         7.5 ADJUSTED GROSS-UP FOR TAXES(a) . (a) Additional Payment to Account for Excise Taxes. If the Executive receives the lump sum payment under Section 7.1(c) of this Employment Agreement and acceleration of benefits under any other benefit, compensation, or incentive plan or arrangement with PremierWest (collectively, the "Total Benefits"), and if any part of the Total Benefits is subject to the Excise Tax under section 280G and section 4999 of the Internal Revenue Code (the "Excise Tax"), PremierWest shall pay to the Executive the following additional amounts, consisting of (1) a payment equal to the Excise Tax payable by the Executive under section 4999 on the Total Benefits (the "Excise Tax Payment") and (2) the "Gross-Up Payment," calculated as provided hereinafter. Together, the additional amounts described in clauses (1) and (2) are referred to in this Employment Agreement as the "Adjusted Gross-Up Payment Amount." The Adjusted Gross-Up Payment Amount shall be calculated by first determining the full gross-up amount needed to provide the Excise Tax Payment net of all income, payroll, and excise taxes. The difference between the full gross-up amount (which includes the Excise Tax Payment) and the Excise Tax Payment shall then be multiplied by 80% to determine the Gross-Up Payment. Appendix B is an illustration of how this modified gross-up for taxes shall be calculated. Payment of the Adjusted Gross-Up Payment Amount shall be made in addition to the amount set forth in Section 7.1.

         Calculating the Excise Tax. For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax,

                  (1) Determination of "Parachute Payments" Subject to the Excise Tax: any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment (whether under the terms of this Employment Agreement or any other agreement or any other benefit plan or arrangement with PremierWest, any person whose actions result in a Change in Control, or any person affiliated with PremierWest or such person) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Internal Revenue Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the certified public accounting firm that is retained by PremierWest as of the date immediately before the Change in Control (the "Accounting Firm") such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Internal Revenue Code in excess (as defined in section 280G(b)(3) of the Internal Revenue Code), or are otherwise not subject to the Excise Tax,

                  (2) Calculation of Benefits Subject to Excise Tax: the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (b) the amount of excess parachute payments within the meaning of section 280G(b)(1) (after applying clause (1), above), and

                  (3) Value of Noncash Benefits and Deferred Payments: the value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Internal Revenue Code.

         Assumed Marginal Income Tax Rate. For purposes of determining the amount of the Adjusted Gross-Up Payment Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Adjusted Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination of employment, net of the reduction in federal income taxes that can be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under section 68 of the Internal Revenue Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes).

         Return of Reduced Excise Tax Payment or Payment of Additional Excise Tax. If the Excise Tax is later determined to be less than the amount taken into account hereunder when the Executive's employment terminated, the Executive shall repay to PremierWest -- when the amount of the reduction in Excise Tax is finally determined -- the portion of the Adjusted Gross-Up Payment Amount attributable to the reduction (plus that portion of the Adjusted Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Adjusted Gross-Up Payment Amount being repaid by the Executive to the extent that the repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction).

         If the Excise Tax is later determined to be more than the amount taken into account hereunder when the Executive's employment terminated (due, for example, to a payment whose existence or amount cannot be determined at the time of the Adjusted Gross-Up Payment Amount), PremierWest shall make an additional Adjusted Gross-Up Payment Amount to the Executive for that excess (plus any interest, penalties or additions payable by the Executive for the excess) when the amount of the excess is finally determined.

         (b) Responsibilities of the Accounting Firm and PremierWest. Determinations Shall Be Made by the Accounting Firm. Subject to the provisions of Section 7.5(a), all determinations required to be made under this Section 7.5(b) -- including whether and when an Adjusted Gross-Up Payment Amount is required, the amount of the Adjusted Gross-Up Payment Amount and the assumptions to be used to arrive at the determination (collectively, the "Determination") -- shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to PremierWest and the Executive within 15 business days after receipt of notice from PremierWest or the Executive that there has been an Adjusted Gross-Up Payment Amount, or such earlier time as is requested by PremierWest.

         Fees and Expenses of the Accounting Firm and Agreement with the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by PremierWest. PremierWest shall enter into any agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

         Accounting Firm's Opinion. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with a written opinion to that effect, and to the effect that failure to report Excise Tax, if any, on the Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty.

         Accounting Firm's Determination Is Binding; Underpayment and Overpayment. The Determination by the Accounting Firm shall be binding on PremierWest and the Executive. Because of the uncertainty in determining whether any of the Total Benefits will be subject to the Excise Tax at the time of the Determination, it is possible that an Adjusted Gross-Up Payment Amount that should have been made will not have been made by PremierWest ("Underpayment"), or that an Adjusted Gross-Up Payment Amount will be made that should not have been made by PremierWest ("Overpayment"). If, after a Determination by the Accounting Firm, the Executive is required to make a payment of additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred. The Underpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue Code) shall be paid promptly by PremierWest to or for the benefit of the Executive. If the Adjusted Gross-Up Payment Amount exceeds the amount necessary to reimburse the Executive for his Excise Tax according to Section 7.5(a), the Accounting Firm shall determine the amount of the Overpayment that has been made. The Overpayment (together with interest at the rate provided in section 1274(d)(2)(B) of the Internal Revenue
Code) shall be paid promptly by the Executive to or for the benefit of PremierWest. Provided that his expenses are reimbursed by PremierWest, the Executive shall cooperate with any reasonable requests by PremierWest in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

         Accounting Firm Conflict of Interest. If the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Executive may appoint another nationally recognized public accounting firm to make the Determinations required hereunder (in which case the term "Accounting Firm" as used in this Agreement shall be deemed to refer to the accounting firm appointed by the Executive under this paragraph).

                                   ARTICLE 8.
                        CONFIDENTIALITY AND CREATIVE WORK

         8.1 NON-DISCLOSURE. The Executive covenants and agrees that he will not reveal to any person, firm, or corporation any confidential information of any nature concerning PremierWest or its business, or anything connected therewith. As used in this Article 8, the term "CONFIDENTIAL INFORMATION" means all of PremierWest Bancorp's and its affiliates' confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Employment Agreement, including but not limited to
--

         (a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

         (b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

         (c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

         (d) trade secrets, as defined from time to time by the laws of the State of Oregon.

Notwithstanding the foregoing, confidential information excludes information that -- as of the date hereof or at any time after the date hereof -- is published or disseminated without obligation of confidence or that becomes a part of the public domain (1) by or through action of PremierWest, or (2) otherwise than by or at the direction of the Executive. This Section 8.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of his authority.

         8.2 RETURN OF MATERIALS. The Executive agrees to deliver or return to PremierWest upon termination, upon expiration of this Employment Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by PremierWest or prepared by the Executive in connection with his services hereunder. The Executive will retain no copies thereof after termination of this Employment Agreement or termination of the Executive's employment with PremierWest.

         8.3 INJUNCTIVE RELIEF. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to PremierWest if the Executive fails to observe the obligations imposed on him by this Article 8. Accordingly, if PremierWest institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to PremierWest, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

         8.4 AFFILIATES' CONFIDENTIAL INFORMATION IS COVERED; CONFIDENTIALITY OBLIGATION SURVIVES TERMINATION. For purposes of this Article 8, the term "AFFILIATE" of PremierWest Bancorp includes PremierWest Bank and any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with PremierWest Bank. The rights and obligations set forth in this Article 8 shall survive termination of this Employment Agreement.

         8.5 CREATIVE WORK. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Employment Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by PremierWest. The Executive hereby assigns to PremierWest Bancorp and to PremierWest Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

                                   ARTICLE 9.
                                 MISCELLANEOUS

         9.1 SUCCESSORS AND ASSIGNS(a) . (a) This Employment Agreement Is Binding on PremierWest's Successors. This Employment Agreement shall be binding upon PremierWest Bancorp and any successor to PremierWest Bancorp, including any persons acquiring directly or indirectly all or substantially all of the business or assets of PremierWest Bancorp by purchase, merger, consolidation, reorganization, or otherwise. Any such successor shall thereafter be deemed to be "PremierWest Bancorp" for purposes of this Employment Agreement. But this Employment Agreement and PremierWest's obligations under this Employment Agreement are not otherwise assignable, transferable, or delegable by PremierWest. By agreement in form and substance satisfactory to the Executive, PremierWest Bancorp shall require any successor to all or substantially all of the business or assets of PremierWest Bancorp expressly to assume and agree to perform this Employment Agreement in the same manner and to the same extent PremierWest would be required to perform if no such succession had occurred.

         (b) This Employment Agreement Is Enforceable by the Executive and His Heirs. This Employment Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

         (c) This Employment Agreement Is Personal in Nature and Is Not Assignable. This Employment Agreement is personal in nature. Without written consent of the other parties, no party shall assign, transfer or delegate this Employment Agreement or any rights or obligations under this Employment Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive's will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 9.1, PremierWest shall have no liability to pay any amount to the assignee or transferee.

         9.2 GOVERNING LAW, JURISDICTION AND FORUM. This Employment Agreement shall be construed under and governed by the internal laws of the State of Oregon, without giving effect to any conflict of laws provision or rule (whether of the State of Oregon or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oregon. By entering into this Employment Agreement, the Executive acknowledges that he is subject to the jurisdiction of both the federal and state courts in the State of Oregon. Any actions or proceedings instituted under this Employment Agreement shall be brought and tried solely in courts located in the County of Jackson, State of Oregon, or in the federal court having jurisdiction in Medford, Oregon. The Executive expressly waives his rights to have any such actions or proceedings brought or tried elsewhere.

         9.3 ENTIRE AGREEMENT. This Employment Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by PremierWest, and any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Employment Agreement, are hereby rescinded, revoked, and rendered null and void by the parties. The Salary Continuation Agreement and the Executive Survivor Income Agreement and the parties' rights and obligations thereunder shall remain in full force and effect according to the terms thereof, as the same may be amended and restated after the date of this Employment Agreement. Benefits payable under this Employment Agreement shall not be reduced by any benefits payable under the Salary Continuation Agreement, and benefits payable under the Salary Continuation Agreement shall not be reduced by any benefits payable under this Employment Agreement.

         Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that this Employment Agreement supersedes in its entirety the "Agreement" entered into by the Executive and PremierWest Bank as successor to Bank of Southern Oregon dated April 2, 1998, as amended or supplemented. The April 2, 1998 "Agreement" shall hereafter be void and of no force or effect; provided, however, that the Executive's interests in and to stock options granted by the terms of that previous "Agreement" are not affected in any way by this Employment Agreement, and the Executive may continue to hold and exercise and exercise all rights of ownership in any such stock options according to their terms. However, PremierWest and the Executive acknowledge and agree that PremierWest and the Executive are prevented from treating the entirety of the stock options granted under the April 2, 1998 "Agreement" as incentive stock options because of Internal Revenue Code of 1986 and Internal Revenue Service rules concerning incentive stock options, including a $100,000 limit on the aggregate fair market value of stock with respect to which incentive stock options become exercisable for the first time in any calendar year. PremierWest and the Executive acknowledge and agree that the portion of the stock option grant exceeding Internal Revenue Service limits for incentive stock options shall be treated as nonqualified stock options under the Internal Revenue Code, even though the original intention in 1998 when the stock option was granted might have been that the entire stock option grant would be a qualified incentive stock option grant.

         9.4 NOTICES. Any notice under this Employment Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of PremierWest Bancorp at the time of the delivery of such notice, and properly addressed to PremierWest if addressed to PremierWest Bancorp, Inc., 503 Airport Road, Medford, Oregon 97504, Attention:
Corporate Secretary.

         9.5 SEVERABILITY. In the case of conflict between any provision of this Employment Agreement and any statute, regulation or judicial precedent, the latter shall prevail, but the affected provisions of this Employment Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Employment Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the balance of this Employment Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an injustice.

         9.6 CAPTIONS AND COUNTERPARTS. The captions in this Employment Agreement are solely for convenience. The captions in no way define, limit, or describe the scope or intent of this Employment Agreement. This Employment Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         9.7 NO DUTY TO MITIGATE. PremierWest hereby acknowledges that it will be difficult and could be impossible (a) for the Executive to find reasonably comparable employment after his employment terminates, and (b) to measure the amount of damages the Executive may suffer as a result of termination. Additionally, PremierWest acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. Accordingly, PremierWest further acknowledges that the payment of severance and termination benefits under this Employment Agreement is reasonable and shall be liquidated damages. The Executive shall not be required to mitigate the amount of any payment provided for in this Employment Agreement by seeking other employment. Moreover, the amount of any payment provided for in this Employment Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after termination of his employment.

         9.8 AMENDMENT AND WAIVER. This Employment Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Employment Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Employment Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Employment Agreement shall be held to be a waiver of any other or subsequent breach.

         9.9 LEGAL FEES. If any arbitration, legal action or other proceeding is brought for the enforcement of this Employment Agreement or any agreement or instrument delivered under or in connection with this Employment Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Employment Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

         9.10 CONSULTATION WITH COUNSEL AND INTERPRETATION OF THIS EMPLOYMENT AGREEMENT. The Executive acknowledges and agrees that he has had the assistance of counsel of his choosing in the negotiation of this Employment Agreement, or he has chosen not to have the assistance of his own counsel. Both parties hereto having participated in the negotiation and drafting of this Employment Agreement, they hereby agree that there shall not be strict interpretation against either party in connection with any review of this Employment Agreement in which interpretation thereof is an issue.

         IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be duly executed as of the day and year first written above.

WITNESSES                                    PREMIERWEST BANCORP

----------------------------                 By:    ----------------------------

----------------------------                 Its:   ----------------------------


WITNESSES                                    PREMIERWEST BANK

----------------------------                 By:    ----------------------------

----------------------------                 Its:   ----------------------------


WITNESSES                                    EXECUTIVE

----------------------------
                                             ----------------------------
----------------------------                 Richard H. Hieb

County of Jackson        )
                         ) ss:
State of Oregon          )

Before me this _____ day of ___________, 2002, personally appeared the above named _____________________ and John L. Anhorn, who acknowledged that they did sign the foregoing instrument and that the same was their free act and deed.




                                           --------------------------------
(Notary Seal)                              Notary Public

                                           My Commission Expires:

                         EMPLOYMENT AGREEMENT APPENDIX A

                              SEPARATION AGREEMENT


         This SEPARATION AGREEMENT (this "Agreement") is entered into as of this _____ day of __________, 20__, by and among PremierWest Bancorp, an Oregon corporation, PremierWest Bank, an Oregon-chartered bank and ____________________________ wholly owned subsidiary of PremierWest Bancorp (the "Bank"), and ___________________________. (the "Executive"). PremierWest
Bancorp, the Bank, and their subsidiaries and affiliates, including any entity or organization controlling, controlled by, or under common control with PremierWest Bancorp or the Bank, are hereinafter sometimes referred to collectively or individually as the "Corporation."

         WHEREAS, the Executive, PremierWest Bancorp, and the Bank entered into an Employment Agreement dated as of August 9, 2002 (as the same may be amended, the "Employment Agreement") providing that the Corporation will pay specified severance benefits to the Executive after termination of his employment under certain circumstances specified in the Employment Agreement,

         WHEREAS, the Executive's employment will terminate on __________, 20__.

         WHEREAS, by its terms the Employment Agreement provides that no severance benefits shall be payable to the Executive unless the Executive enters into an agreement not to compete with the Corporation,

         WHEREAS, the Executive has consulted with counsel of the Executive's choice concerning this Agreement, or the Executive has chosen not to consult with counsel, and the Executive, and as applicable the Executive's counsel, have had the opportunity to discuss with the Corporation the terms and conditions of this Agreement, and

         WHEREAS, the Executive and the Corporation desire to set forth in this Separation Agreement the terms and conditions of the Executive's agreement not to compete with the Corporation.

         NOW THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Executive hereby agree as follows.

         1. NONCOMPETITION. For [one year (under Section 6.8(b) of the Employment Agreement) / two years (under Section 6.8(a) of the Employment Agreement)] after the date on which the Executive's termination of employment becomes effective (the "Restriction Period"), the Executive shall not become associated with any entity, whether as an owner, principal, partner, director, trustee, employee, agent, consultant, or stockholder (except as a holder of 1 % or less of the outstanding voting stock of a company) that is engaged or proposes to engage in any business that is in competition with the business of the Corporation in any geographic area in which the Corporation operates an office employing at least one person or solicits deposit or loan customers (a "Competitor").

         2. NONSOLICITATION. During the Restriction Period, the Executive shall not encourage or solicit or assist any other person or firm in encouraging or soliciting any person who, during the two year period preceding the Executive's termination of employment, is or was engaged in a business relationship with the Corporation to terminate the person's relationship with the Corporation or to engage in a business relationship with a Competitor. During the Restriction Period, the Executive shall not, except with advance written consent of the Corporation, induce any employee of the Corporation to terminate employment with such entity, and shall not, either individually or as owner, principal, partner, director, trustee, agent, employee, consultant or otherwise, employ, offer employment, or cause employment to be offered to any person who is or was employed by the Corporation unless such person shall have ceased to be employed by such entity for a period of at least six months.

         3. NONDISCLOSURE. The Executive covenants and agrees that he will not reveal to any person, firm, or corporation any confidential information of any nature concerning the Corporation or concerning the business of any of them. As used in this Agreement, the term "confidential information" means all of the Corporation's confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to -

                  (a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

                  (b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

                  (c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

                  (d) trade secrets, as defined from time to time by the laws of the State of Oregon.

Notwithstanding the foregoing, confidential information excludes information that - as of the date hereof or at any time after the date hereof- is published or disseminated without obligation of confidence or that becomes a part of the public domain (1) by or through action of the Corporation, or (2) otherwise than by or at the direction of the Executive. This Section 3 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of his authority.

         4. RETURN OF MATERIALS. The Executive agrees to deliver or return to the Bank upon termination of employment or as soon thereafter as possible all written information and any other similar items furnished by the Corporation or prepared by the Executive in connection with his service to the Corporation. The Executive will retain no copies thereof after termination of employment.

         5. CREATIVE WORK. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of his employment with the Corporation, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Corporation. The Executive hereby assigns to PremierWest Bancorp and to the Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

         6. REASONABLENESS OF THE RESTRICTION PERIOD; EQUITABLE RELIEF. The Executive acknowledges and agrees that the Restriction Period and the matters and territories covered thereby are fair and reasonable and are the result of negotiation between PremierWest Bancorp and the Bank, on one hand, and the Executive (and the Executive's counsel, if the Executive has sought the benefit of counsel) on the other. The Executive further acknowledges and agrees that the covenants and obligations in this Agreement relate to special, unique, and extraordinary matters and that a violation of any of the terms of the covenants and obligations will cause irreparable injury to the Corporation, for which adequate remedies are not available at law. Therefore, the Executive agrees that the Corporation shall be entitled to an injunction, restraining order, or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of the covenants and obligations set forth in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Corporation may have at law or in equity. If the Corporation institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

         7. AGREEMENT TO COOPERATE WITH THE CORPORATION THROUGH THE DATE OF TERMINATION. The Executive agrees to cooperate as directed by the Corporation with the Corporation and its customers through ERROR! BOOKMARK NOT DEFINED., 20ERROR! BOOKMARK NOT DEFINED., the date on which termination of the Executive's employment becomes effective. If the Executive fails to cooperate to the Corporation's satisfaction as reasonably determined by the Corporation, the Executive shall be deemed to have voluntarily resigned and no severance or termination benefits shall be owing or payable to the Executive under the Employment Agreement, but the other provisions of this Agreement shall remain in full force and effect.

         8. RELEASE. (a) Release and Covenant Not to Sue. As additional consideration for receipt of the severance and termination benefits specified in the Employment Agreement, the Executive, on his or her own behalf and on behalf of the Executive's heirs, executors, successors, and assigns hereby releases the Corporation, its directors, officers, executives, managers, and employees from any and all debts, claims, demands, rights, actions, causes of action, suits, or damages whatsoever and of every kind and nature, whether known or unknown, contingent or otherwise (collectively the "Claims"), against the Corporation and the others released herein, relating to or arising out of the Executive's termination, except to the extent such Claims cannot under applicable law be released. The Executive also covenants not to sue or file or cause to be filed any complaint with any federal, state, or local agency or in any court against the Corporation or the others released herein regarding any matter related to the Executive's termination of employment with the Corporation, including but not limited to any Claims under the Age Discrimination in Employment Act or any similar federal, state or local law, except to the extent such Claims cannot under applicable law be released. The release of liability set forth herein does not extend to rights or claims that may arise from events occurring after execution of this Agreement, including but not limited to claims for the enforcement of this Agreement, or to the Executive's exercise of rights under the Consolidated Omnibus Budget Reconciliation Act of 1986 to continued insurance, if applicable.

         (b) Acceptance and Revocation Period. The Executive shall have a period of 21 days from the date of delivery of this Agreement to accept section 8(a) of this Agreement. The Executive shall have a period of seven days after his execution of this Agreement during which the Executive may revoke his acceptance of section 8(a) of this Agreement by providing written notice of revocation to PremierWest Bancorp. Any such acceptance or revocation must be addressed to the Chairman, PremierWest Bancorp, 503 Airport Road, Medford, Oregon 97504 or such other address as the Executive may be directed in writing by PremierWest Bancorp to provide such acceptance or revocation. To be effective, the acceptance or revocation must be received no later than 5:00 p.m. Pacific Time within the applicable time period. The 21-day acceptance period may be waived by the Executive, but the seven-day revocation period may not be waived. If the Executive's acceptance of Section 8(a) of this Agreement is not affirmatively revoked in writing by the Executive during the seven-day revocation period, it shall be deemed to have been accepted and not revoked. Section 8(a) of this Agreement shall not be effective or enforceable until the seven-day revocation period has expired. If the Executive properly executes his right to revoke acceptance of Section 8(a), the remainder of this Agreement shall nevertheless remain in full force and effect.

         9. NO ADMISSION OF WRONGDOING. The Executive acknowledges and agrees that nothing in this Agreement constitutes or shall be construed as an admission of liability or wrongdoing on the part of the Corporation or the others released herein.

         10. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Corporation and its successors and assigns.

         11. SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. Any provision held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it valid and enforceable.

         12. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Oregon, without giving effect to the principles of conflict of laws of such State.

         13. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         14. THIS AGREEMENT IS NOT EXCLUSIVE. This Agreement does not supersede any other agreement to which the Executive may be party with the Corporation relating to noncompetition, nondisclosure, or the other matters referred to in this Agreement, whether those noncompetition, nondisclosure, or other provisions are contained in an employment agreement, a severance agreement, a salary continuation agreement, or any other agreement. This Agreement is in addition to any such other agreement(s). In case of conflict between this Agreement, on one hand, and any such other agreement(s), on the other, the Corporation shall have sole and exclusive authority to determine whether this Agreement or such other agreement(s) shall govern in the particular case and whether to enforce its rights under this Agreement, under such other agreement(s), or under both.

         15. DEFINED TERMS. Terms used but not defined in this Agreement shall have the meanings given to them in the Employment Agreement.

         IN WITNESS WHEREOF, the Executive, PremierWest Bancorp, and the Bank have executed this Separation Agreement effective as of the day and year first set forth above.

                                                  PREMIERWEST BANCORP

                                                  By:  _______________________

                                                  Its: _______________________

                                                  PREMIERWEST BANK

                                                  By:  _______________________

                                                  Its: _______________________

                                                  EXECUTIVE:

                By signing below, I hereby agree to and accept all provisions of this Separation Agreement, specifically including but not limited to the release and covenant not to sue that is set forth in Section 8(a) of this Separation Agreement. I understand that I have seven days after the date of my execution of this Separation Agreement to revoke my acceptance of the release and covenant not to sue contained in Section 8(a) of the Separation Agreement, and that if I do not revoke my acceptance by 5:00 p.m. Pacific Time on that date the release and covenant not to sue will become effective. I understand that if I do revoke my acceptance of the release and covenant not to sue, I might as a result be forfeiting any rights I may have under my employment agreement or a severance agreement to severance and termination benefits

                                                  ____________________________

                                                  Date signed: ___________20__.

                         EMPLOYMENT AGREEMENT APPENDIX B
                               PREMIERWEST BANCORP

ILLUSTRATION OF SECTION 280G AND SECTION 4999 CALCULATION AND MODIFIED 80% GROSS-UP FOR TAXES

                                                                                                ADJUSTED 80% GROSS-UP
                                                                            TOTAL PARACHUTE     PAYMENT DUE EXECUTIVE
                                                       TOTAL VALUE OF      PAYMENTS WITH FULL     UNDER EMPLOYMENT
                                                          CHANGE-            SS.280G GROSS-UP           AGREEMENT
                                                      IN-CONTROL PAYMENTS
                                                    ---------------------
BASE AMOUNT                                         $        129,378

TOTAL PARACHUTE PAYMENTS:
    Nonqualified benefits arising
        under SERP                                           649,493
        under stock options                                  124,708
        under employment agreement                               ---
                                                    ---------------------

    Total parachute payments, before gross-up                784,201

Threshold amount (3 times base amount - $1.00)               388,136
                                                    ---------------------

Parachute payments in excess of threshold amount    $        396,065
                                                    ---------------------

EXCISE TAX ON PARACHUTE PAYMENT:
    Total parachute payments                                               $
                                                                                   784,201
    Minus base amount                                                              129,378
                                                                          ---------------------

Parachute payment subject to Excise Tax                                            654,823
Multiplied by excise tax rate                                                         x 20 %
                                                                          ---------------------
Initial Excise Tax on parachute payment                                            130,965
                                                                          ---------------------

GROSS-UP FOR TAXES, IF APPLICABLE:
    Federal income tax rate                                                        39.6000 %
     Excise Tax rate                                                               20.0000 %
     Oregon state income tax rate                                                   9.0000 %
     Local income tax rate                                                          0.0000 %
     FICA rate                                                                      1.4500 %
    Phase-out of itemized deductions                                                1.1880 %
    Federal tax benefit of state and local income tax                              (3.5600)%
                                                                          ---------------------

Gross-up marginal tax rate                                                         67.6700 %

100% minus gross-up marginal rate                                                  32.3300 %
                                                                          ---------------------

Full payment to gross up for taxes                                        $      405,087
                                                                          =====================

ADJUSTED GROSS-UP PAYMENT AMOUNT:
    Full 100% gross-up amount                                                                   $    405,087
    Minus Excise Tax payment                                                                         130,965
                                                                                             ----------------------
                                                                                                     274,122
    Multiplied by 80%                                                                                   x 80%
                                                                                             ----------------------
                                                                                                     219,298
    Plus Excise Tax payment                                                                          130,965
                                                                                             ----------------------
        Adjusted Gross-Up Payment Amount                                                        $    350,263
                                                                                             ======================

                                      B-1